EXHIBIT 99.1

j2 Global Announces Proposed $250 Million Senior Unsecured Debt Offering

LOS ANGELES -July 16, 2012 - j2 Global, Inc. [NASDAQGS:JCOM] today announced that it is proposing to issue $250 million in senior unsecured notes due 2020 (the "Notes") in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").  j2 Global intends to use the net proceeds from the offering for general corporate purposes, which may include acquisitions.

The Notes are to be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons pursuant to Regulation S.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About j2 Global
Founded in 1995, j2 Global, Inc. provides cloud services to individuals and businesses around the world. j2 Global's network spans 49 countries on six continents. The Company offers Internet fax, voice and email solutions. j2 Global markets its services principally under the brand names eFax®, Onebox®, eVoice®, FuseMail®, Campaigner®, KeepItSafe® and CampaignerCRM™.

Contact:
Laura Hinson
j2 Global, Inc.
800-577-1790
laura.hinson@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the proposed senior notes offering. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and, with respect to the proposed use of proceeds, the availability of acquisition targets on acceptable terms or at all.  The forward-looking statements provided in this press release are based on limited information available to the Company at this time, which is subject to change. Although management's expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.